Exhibit 99.1

OPES Acquisition Corp. Announces Definitive Agreement

to Combine with BurgerFi

- Combination to Introduce One of the Nation’s Fastest-Growing

Better-Burger Concepts as a Publicly Listed Company -

New York, NY and Palm Beach, FL — June 30, 2020 — Miami-headquartered OPES Acquisition Corp. (NASDAQ: OPES, OPESW) (“OPES” or the “Company”), a special purpose acquisition company, and BurgerFi International, LLC (“BurgerFi”) jointly announced today that they have entered into a definitive agreement at a $100 million purchase price to combine and form BurgerFi International, Inc. The transaction will introduce BurgerFi International, Inc. as a Nasdaq-listed public company with an anticipated initial enterprise value of approximately $143 million, or 2.4x BurgerFi’s estimated 2021 net company revenues and 13.6x BurgerFi’s estimated 2021 adjusted EBITDA of $10.5 million. BurgerFi is one of the nation’s fastest-growing better burger concepts and is expected to trade on Nasdaq under the ticker symbol BFI upon closing of the business combination.

“BurgerFi’s position within the rapidly expanding ‘better-burger’ space combined with its technology-driven business model and highly-scalable structure makes it poised for significant shareholder value creation,” said Ophir Sternberg, Chairman & CEO of OPES. “We believe that BurgerFi is positioned for rapid growth. Our team is thrilled to partner with BurgerFi’s senior management to support the numerous growth initiatives underway and to drive operational excellence.”

BurgerFi Investment Highlights

●	BurgerFi is a Fast-Casual “Better Burger” Concept with a Cult-Like Following: The brand is comprised of approximately 125 corporate-owned and franchise locations across 23 states domestically, including several restaurant locations on college campuses and in airports, as well as a nationwide partnership for delivery-only kitchens, and in two countries internationally. The brand is also under agreement to open locations on U.S. Air Force Bases across the country.

●	Chef-Created Craveable Menu with Premium Natural Ingredients: BurgerFi’s highly customizable menu appeals to customers seeking both quality and transparency, featuring a broad selection aligned with major consumer trends.

o	As consumers seek a truly “better burger” experience and ingredient transparency, BurgerFi delivers American favorites made with 100% natural American angus beef that has never been exposed to any growth hormones, steroids, antibiotics, chemicals or additives. Approximately 1% of U.S. beef meets this strict standard. BurgerFi is committed to freshness so their Angus beef is never frozen.

o	BurgerFi further differentiates itself from competitors by offering its award-winning VegeFi® burgers, vegan Beyond Burgers (100% plant-based), and free range all-natural chicken, along with fresh-cut fries, double beer-battered onion rings, locally-sourced craft beers, and premium custards and shakes.

●	Attractive Scalable Model with Significant Greenfield Opportunity: With a mix of franchise and corporate openings projected, the Company believes BurgerFi has a strong pipeline for rapid expansion, providing visible growth for the foreseeable future. New immediate-term locations are expected to include developments in BurgerFi’s home state of Florida, as well as the Southeast, Mid-Atlantic and Northeast regions where there is high brand awareness.

●	Technology-Enhanced Brand: BurgerFi’s continuous investment in a sophisticated technology infrastructure has enabled it to strategically anticipate and execute against significant industry-wide changes. The Company believes that continued investment in technology, complemented by strong partnerships with best-in-class third-party delivery services has positioned BurgerFi favorably to capture significant share in this rapidly expanding channel. The Company believes BurgerFi is favorably positioned to capitalize on booming omni-channels by significantly optimizing its takeout and delivery platforms for superior performance and profitability.

●	Commitment to Sustainability: BurgerFi restaurants feature an inviting, next-gen look and feel, appealing to consumers of all ages seeking an engaging, high-quality dining experience. Each restaurant is designed with an emphasis on sustainability and a reduced carbon footprint. Stores contain chairs made from recycled Coca-Cola bottles, tables made with reclaimed wood pallets, energy efficient fans and light fixtures and more.

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●	Large Addressable Market: In the $273 billion U.S. quick-service restaurant food category, where better-burger concepts are a rapidly expanding share, hamburger-focused restaurants account for 30% of the quick service food industry sales.

●	Compelling Financial Profile:

o	Projected 2019-2021 net company revenue and adjusted EBITDA compounded annual growth rate of 36.4% and 77.2%, respectively.

o	Well capitalized balance sheet at closing with anticipated net cash of over $40 million to support capital expenditures expansion.

BurgerFi President Charlie Guzzetta commented: “We believe the combination with OPES will allow BurgerFi to reach new heights as we continue to redefine the way the world eats burgers. The OPES team’s capital market experience and real estate expertise, in combination with our existing framework for excellence in everything we do – from procurement, to operations, and our high-performing teams – will accelerate our expansion opportunities and significantly enhance our go-to-market plan.” Guzzetta was ranked as the second Most Influential Restaurant Executive in the country by Nation’s Restaurant News in January 2020.

Key Transaction Terms and Conditions

Pursuant to the proposed transaction, at the closing, existing BurgerFi shareholders will receive up to approximately 6.6 million newly issued shares of the Company and $30 million in cash. In addition, existing BurgerFi shareholders will be entitled to receive additional shares after closing subject to BurgerFi International, Inc.’s stock price performance. Assuming no redemptions by OPES public shareholders, the combined company will be capitalized with approximately $50 million in cash held in OPES’s trust account along with an incremental $30 million committed private placement by Lionheart Equities and Lion Point Capital pursuant to the forward purchase agreement entered at the time of OPES’s initial public offering. The proceeds will be used to satisfy the cash merger requirement, for general corporate purposes, and to accelerate the development of corporate locations and franchise restaurants.

The transaction has been unanimously approved by the board of directors of OPES and BurgerFi and is expected to close in the third quarter of 2020, subject to customary closing conditions, including the approval of OPES shareholders.

For a summary of the terms of the proposed transaction, as well as a supplemental investor presentation, please see the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”). Additional information about the proposed transaction will be described in OPES’s preliminary proxy statement relating to the acquisition, which it will file with the SEC.

EarlyBirdCapital Inc. is acting as financial advisor to OPES and Loeb & Loeb LLP is acting as legal counsel to OPES. Shumaker, Loop & Kendrick LLP is acting as legal counsel to BurgerFi.

Conference Call Information

OPES and BurgerFi management will host a conference call to discuss the transaction today at 10:00 a.m. EDT. Investors interested in participating in the live call can dial 833-962-1457 from the U.S. and 956-394-3594 internationally with conference code 6485874. A telephone replay will be available approximately two hours after the call concludes through Tuesday, July 7, 2020, by dialing 855-859-2056 from the U.S., or 404-537-3406 from international locations, and entering confirmation code 6485874. In addition, the conference call will be broadcast live and available for replay via webcast, which can be accessed here.

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About OPES Acquisition Corp.

OPES Acquisition Corp. (NASDAQ: OPES, OPESW) is a special purpose acquisition company headquartered in Miami and organized for the purpose of effecting a merger, asset acquisition, stock purchase or other similar business combination with one or more businesses or entities. For more information, please visit www.opesacquisitioncorp.com.

About BurgerFi

Established in 2011, BurgerFi is among the nation’s fastest-growing better burger concepts with approximately 125 BurgerFi restaurants domestically and internationally. The concept was chef-founded and is committed to serving fresh food of transparent quality. BurgerFi uses 100% natural American angus beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi placed in the top 10 on Fast Casual’s Top 100 Movers & Shakers list in 2020, was named “Best Burger Joint” by Consumer Reports and fellow public interest organizations in the 2019 Chain Reaction Study, listed as a “Top Restaurant Brand to Watch” by Nation’s Restaurant News in 2019, included in Inc. Magazine’s Fastest Growing Private Companies List, and ranked on Entrepreneur’s 2017 Franchise 500. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com, ‘Like’ BurgerFi on Facebook or follow @BurgerFi on Instagram and Twitter.

Disclaimer

This press release shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Participants in Solicitation

OPES Acquisition Corp. (NASDAQ: OPES, OPESW) (“OPES” or the “Company”) and BurgerFi International, LLC (“BurgerFi”), and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of OPES common stock in respect of the current solicitation of OPES’s stockholders with respect to the proposed transaction between OPES and BurgerFi (the “Business Combination”). Information about OPES’s directors and executive officers and their ownership of OPES ordinary shares is set forth in the proxy statement for OPES’s recently completed special meeting. This document can be obtained free of charge from the sources indicated below. Updated information will be provided in the proxy statement to be filed in connection with the Business Combination.

Additional Information about the Business Combination and Where to Find It

OPES will mail a proxy statement to stockholders relating to the Business Combination. INVESTORS AND SECURITY HOLDERS OF OPES ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE BUSINESS COMBINATION THAT OPES WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OPES, BURGERFI, AND THE BUSINESS COMBINATION. The proxy statement and other relevant materials in connection with the Business Combination, and any other documents filed by OPES with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to OPES at: 4218 NE 2nd Avenue, Miami, FL 33137

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including the identification of a target business and potential business combination or other such transaction, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” in the annual report on Form 10-K filed by OPES on March 30, 2020. Important factors, among others, that may affect actual results or outcomes include: the inability to complete the proposed Business Combination; the inability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, the amount of cash available following any redemptions by OPES stockholders; the ability to meet Nasdaq’s listing standards following the consummation of the proposed transaction; and costs related to the proposed Business Combination. Important factors that could cause the combined company’s actual results or outcomes to differ materially from those discussed in the forward-looking statements include: BurgerFi’s limited operating history; BurgerFi’s ability to manage growth; BurgerFi’s ability to execute its business plan; BurgerFi’s estimates of the size of the markets for its products; the rate and degree of market acceptance of BurgerFi’s products; BurgerFi’s ability to identify and integrate acquisitions; potential litigation involving OPES or BurgerFi or the validity or enforceability of BurgerFi’s intellectual property; general economic and market conditions impacting demand for BurgerFi’s products and services; and such other risks and uncertainties as are discussed in the OPES annual report on Form 10-K filed with the SEC on March 30, 2020 and the proxy statement to be filed relating to the Business Combination. Other factors include the possibility that the proposed Business Combination does not close, including due to the failure to receive required security holder approvals, or the failure of other closing conditions.

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OPES expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Non-GAAP Financial Measures

This press release contains disclosure of adjusted EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Management believes that adjusted EBITDA, or earnings before interest, income taxes, depreciation and amortization, and (gain) loss on disposal of property, plant and equipment is an appropriate measure for evaluating operating performance and liquidity. Adjusted EBITDA should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, revenue, or other measures of financial performance prepared in accordance with U.S. generally accepted accounting principles. In addition, certain of the financial information of BurgerFi contained herein is unaudited and does not conform to SEC Regulation S-X and as a result such information may be presented differently in future filings by the Company with the SEC. The following table sets forth reconciliations of EBITDA and Adjusted EBITDA to our net income:

(amounts in thousands)	2019	2020E	2021E
Net Income	$2,856	$3,319	$6,459
Non-GAAP adjustments:
Provision for income taxes	-	-	1,717
Interest (income) expense, net	35	63	-
Depreciation and amortization	678	937	2,330
EBITDA	$3,569	$4,319	$10,506
(Gain) loss on disposal of property, plant and equipment	(222)
Adjusted EBITDA	$3,347	$4,319	$10,506

Investor Relations Contact:	Company Contacts:

Gateway Investor Relations	OPES
Cody Slach	Ashley Spitz, ashley@opesacquisitioncorp.com
(949) 574-3860
OPES@GatewayIR.com	BurgerFi International
Crystal Rosatti, crystal@burgerfi.com

Media Relations Contact:

Allison + Partners Public Relations
Natalie Kelley, natalie@allisonpr.com

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